EXHIBIT 10.34

                              LEDGER LOAN AGREEMENT

                                 LOAN AGREEMENT
                                 --------------


         THIS LOAN AGREEMENT is made this 23rd day of January, 2004.

         BETWEEN:

         LEDGER TECHNOLOGIES PTY, LTD (A.C.N. 085 887 921) of 10 Bickhams Court, East St Kilda in the State of Victoria, Australia (hereinafter referred to as "the Lender") of the first part;

         AND

         AVENUE GROUP, INC. of 15303 Ventura Boulevard, Suite 900, Sherman Oaks, California 91436, USA (hereinafter referred to as "the Borrower") of the second part.

         WHEREAS:

         A. The Borrower wishes to provide standby financing to fund Avenue Energy, Inc.'s exercise of its 50% interest in the Karakilise-2 well;

         B. Whereas unless the Borrower can obtain financing from other sources for required payments likely to be due in connection with the drilling of the Karakilise-2 well in the period between March and June 2004, Borrower at various times, may need to borrow up to the sum of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($US750,000.00) from the Lender;

         C. From March 15, 2004 until May 15, 2004, the Lender is prepared to make advances to the Borrower, as needed, of amounts equal up to the sum of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($US750,000.00), on such terms and conditions as noted in this Agreement; and.

         NOW THEREFORE IN CONSIDERATION of the terms and conditions set out hereunder the parties heretofore agree as follows:

         1. The Lender agrees, if necessary, to lend to the Borrower up to the amount specified in Recital C hereof in intervals as needed, within 1 business day after the Borrower's request therefore (hereinafter referred to as (the "Loan").

         2. The details of every advance of funds by the Lender to the Borrower pursuant to this Agreement shall be recorded in the Schedule of Loan Advances in this Agreement, which shall be signed by a Director of the Lender and a Director of the Borrower.

         3. The Loan shall be repaid by the Borrower to the Lender when: (a) in the opinion of the Lender, the Borrower has received adequate additional financing to repay the Loan and (b) a majority of the Board of Directors of the Borrower determines, that the Company will be able to pay its debts and other obligations as and when they become due and payable after the repayment of the Loan.

         4. Interest calculated daily at a rate of 9% per annum on all loan funds from time to time advanced pursuant to this Agreement shall be paid by the Borrower to the Lender upon repayment of the said Loan.

         5. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         6. This Agreement shall be binding on and enure to the benefit of the assignees and successors in title of the parties.

         7. If an provision of this Agreement is held invalid, unenforceable or illegal for any reason, this Agreement shall remain otherwise in full force and the said provision shall be read down to such extent as may be necessary to ensure that it does not infringe the laws of the said State and as may be reasonable in all the circumstances so as to give it a valid operation of a partial character and in the event that such provision cannot be so read down it shall be deemed void and severable.

         IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year hereinbefore written.

         LEDGER TECHNOLOGIES PTY LTD

         Its Director: /s/ Lisa Mochkin
                       ------------------
         Full Name: Lisa Mochkin


         AVENUE GROUP, INC.

         /s/ Yam-Hin Tan
         ------------------
         Yam-Hin Tan, Chief Financial Officer


                                       2